Exhibit 4.1
Amendment Agreement
This Amendment Agreement (this "Agreement"), dated as of July 10, 2017, is made by and between JGB (Cayman) Newton Ltd. (the "Holder") and Galena Biopharma, Inc., a Delaware corporation (the "Company").
WHEREAS, the Holder and the Company have entered into a Securities Purchase Agreement dated as of May 10, 2016 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its provisions, the "Securities Purchase Agreement"), whereby the Company issued and sold to the Holder, and the Holder purchased from the Company, a 9% Original Issue Discount Senior Secured Convertible Debenture in the original principal amount of $25,350,000 (as amended and restated on August 22, 2016, and as subsequently amended on December 14, 2016, and May 1, 2017, the “Debenture”);
WHEREAS, the Company’s obligations under the Debenture and the other Transaction Documents (as defined in the Securities Purchase Agreement) are unconditionally guaranteed by each of the entities executing this Agreement as a guarantor (collectively, the “Guarantors” and each a “Guarantor”) pursuant to a subsidiary guaranty dated May 10, 2016 (the “Subsidiary Guaranty”);
WHEREAS, as security for all of the indebtedness and obligations due to Holders under the Debenture and the other Transaction Documents (collectively, the "Obligations"), Company and the Guarantors executed and delivered to JGB Collateral, LLC, as security agent for the Holder (the “Agent”), a Security Agreement dated as of May 10, 2016 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its provisions, the "Security Agreement"), granting to the Agent on behalf of Holder a security interest in the collateral, as defined in the Security Agreement (the "Collateral"); and
WHEREAS, the parties desire to amend the Debenture as provided herein.
NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Definitions. Capitalized terms used and not defined in this Agreement shall have the respective meanings given them in the Debenture.
2.    Company and Guarantor Acknowledgments. The Company and the Guarantors acknowledge and agree that:
2.1    Transaction Documents. The Debenture, the Securities Purchase Agreement, the Subsidiary Guaranty, the Security Agreement, the Waiver dated December 14, 2016, the Waiver dated April 1, 2017, the Amendment Agreement dated May 1, 2017 (the “May 1 Amendment”), this Agreement, the other Transaction Documents and all other agreements, instruments and other documents executed in connection with or relating thereto (collectively, the "Debenture Documents") are legal, valid, binding and enforceable against the Company and Guarantors in accordance with their terms.
2.2    Obligations. The respective obligations of the Company and the Guarantors under the Debenture Documents are not subject to any setoff, deduction, claim, counterclaim or defenses of any kind or character whatsoever.
2.3    Collateral. The Agent (on behalf of the Holder) has valid, enforceable and perfected first priority security interests in and liens on the Collateral (as defined in the Security Agreement), as to which there are no setoffs, deductions, claims, counterclaims or defenses of any kind or character whatsoever. Nothing contained herein shall impair or limit the continuation of the Agent’s liens and security interests in the Collateral or the continued perfection or priority thereof.
2.4    Holder Conduct. The Holder and the Agent have fully and timely performed all of its obligations and duties in compliance with the Debenture Documents and applicable law, and has acted reasonably, in good faith and appropriately under the circumstances.
3.    Amendments. The definition of “Stock Payment Price” set forth in Section 1 of the Debenture is hereby amended and restated in its entirety as follows:
“Stock Payment Price” means the lower of (a) eighty percent (80%) of the VWAP for the Trading Day immediately prior to, as the case may be, the applicable Interest Payment Date, the applicable Advance Date or, with respect to any redemption pursuant to Section 6(a), the date of the applicable Holder Redemption Notice (the “Prior Day VWAP”) and (b) eighty percent (80%) of the average of the three (3) lowest VWAPs during the twenty (20) consecutive Trading Day period immediately preceding, as the case may be, the applicable Interest Payment Date, the applicable Advance Date or, with respect to any redemption pursuant to Section 6(a), the date of the applicable Holder Redemption Notice (the “Twenty Day VWAP”); provided, however, to the extent that, on any given Trading Day, the price per share of Common Stock on such Trading Day on the Principal Market equals or exceeds 115% of the Prior Day VWAP or Twenty Day VWAP, then for the such Trading Day, and such Trading Day only, each reference to eighty percent (80%) shall be deemed, for such Trading Day only, to be ninety two and one-half percent (92.5%).
4.    No Modification. Except as expressly set forth herein, nothing contained in this Agreement shall be deemed or construed to amend, supplement or modify the Debenture or any other Debenture Documents or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect. For the avoidance of doubt, nothing herein shall be deemed to limit or modify any terms of the May 1 Amendment, which shall remain in full force and effect.

5.    Representations, Warranties and Covenants. The Company and each Guarantor represents and warrants to the Holder that, as of the date hereof that (i) no Event of Default under the Debenture has occurred or is continuing, (2) the Company and each Guarantor has complied in all material respects with their respective obligations under the Debenture Documents, and (3) the Company’s execution and delivery of this Agreement does not conflict with, and will not result in a default or violation under, any other agreement or instrument to which the Company or any Guarantor is a party.
6.    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company, each Guarantor and the Holder, and each of their respective successors and assigns.
7.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The parties agree that the state and federal courts located in New York County, New York shall have exclusive jurisdiction over any action, proceeding or dispute arising out of this Agreement and the parties submit to the personal jurisdiction of such courts.
8.    Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing and delivering one or more counterparts. Delivery of an executed counterpart of this Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Agreement.
9.    Disclosure. The Company confirms that neither it nor any other person or entity acting on its behalf has provided Holder or its counsel with any information that constitutes or might constitute material, nonpublic information. The Company shall disclose the material terms of this Agreement pursuant to Item 1.01 of Form 8-K by not later than 9 a.m. (local time in New York, New York) on the business day immediately following the date hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Galena Biopharma, Inc., as Company

By    /s/Stephen F. Ghiglieri
Name: Stephen F. Ghiglieri
Title: Interim Chief Executive Officer
Apthera, Inc., as Guarantor

By    /s/Stephen F. Ghiglieri
Name: Stephen F. Ghiglieri
Title: Interim Chief Executive Officer

Mills Pharmaceuticals, LLC, as Guarantor

By    /s/Stephen F. Ghiglieri
Name: Stephen F. Ghiglieri
Title: Interim Chief Executive Officer

JGB (Cayman) Newton Ltd., as Holder
By /s/Brett Cohen Name: Brett Cohen Title: President JGB Collateral LLC, as Agent By /s/Brett Cohen Name: Brett Cohen Title: President